Paragon Health Network, Inc.     Schedule 13D                          Exhibit 2

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of this 17th day of September, 1997 by and between Apollo LCA Acquisition Corp., a Delaware corporation (the "Company"), and the purchasers listed on the signature pages hereto (the "Purchasers"), with reference to the following facts:

     WHEREAS, the stockholders of the Company are currently contemplating the acquisition of a controlling interest in Living Centers of America, Inc., a Delaware corporation ("LCA"), by means of a merger (the "Merger") of the Company with and into LCA pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 17, 1997, by and among LCA, Apollo Management, L.P., on behalf of one or more managed investment funds (collectively, "Apollo"), and the Company;

     WHEREAS, pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of the Company's common stock par value $.01 per share will be converted into a duly authorized, validly issued, fully paid and nonassessable share of common stock of LCA, the surviving corporation, under the name Paragon Health Network, Inc. ("Paragon");

     WHEREAS, pursuant to the terms of the Merger Agreement, Apollo has agreed to contribute, or cause to be contributed, to the Company not less than $240 million in exchange for shares of the Company's common stock at a price of $40.50 per share;

     WHEREAS, the Purchasers wish to purchase, and the Company is willing to issue and sell to the Purchasers, 5,925,926 shares of the Company's common stock on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto hereby agree as follows:

          1.   Purchase of Company Common Stock.
               --------------------------------

          (a) Each Purchaser hereby agrees to purchase and accept from the Company, and the Company hereby agrees to issue and sell to each Purchaser, such number of shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") indicated on such Purchaser's signature page attached hereto, for a purchase price equal to, and payable by delivery of, cash in an amount equal to $40.50 per share of Company Common Stock (the "Issuance").

          (b) The closing of the Issuance (the "Closing") shall take place at 8:00 a.m., local time, on such date as of which all of the conditions to the Company's performance under the Merger Agreement shall have been satisfied or duly waived and immediately prior to the consummation of the Merger or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006 or at such other place as the parties hereto shall agree in writing.

          At the Closing (a) each Purchaser shall deliver to the Company cash in an amount equal to $40.50 per share of Company Common Stock being purchased by such Purchaser pursuant to Section 1(a), and (b) the Company shall deliver to each Purchaser, against payment of the purchase price therefor, certificates representing the Company Common Stock being purchased by such Purchaser pursuant to Section 1(a). The Company Common Stock shall be in definitive form and registered in the name of each Purchaser.

          (c) If the consummation of the Merger and the merger of GranCare, Inc., a Delaware corporation, with and into a wholly-owned subsidiary of LCA does not occur within five (5) business days after the Closing of the Issuance, the Company shall purchase from each Purchaser, at the option of such Purchaser other than Apollo, any or all of the shares of Company Common Stock acquired by such Purchaser pursuant to this Agreement, for a purchase price equal to, and payable by delivery of, cash in an amount equal to $40.50 per share of Company Common Stock.

          As used in this Agreement, (i) the term "Shares" includes the shares of the Company Common Stock sold in the Issuance and all shares of capital stock of the Company or any successor to the Company issued as a result of any stock dividend on, or stock split or reclassification or conversion of, any Shares or issued with respect to any Shares in connection with any merger or reorganization involving the Company including, without limitation, the Merger,
(ii) the term "Holders" means the Purchasers and all subsequent holders of Shares who acquired the same directly or indirectly from the Purchasers in a transaction or series of transactions not involving any public offering and
(iii) the terms "Other Holders" means the Holders other than the Purchasers identified on the signature pages hereto as Apollo Purchasers and the subsequent transferees of such Purchasers..

          2.   Representations and Warranties of the Company.  In order to
               ---------------------------------------------
induce the Purchasers to purchase the Company Common Stock, the Company hereby makes the following representations and warranties to the Purchasers, which representations and warranties shall survive the execution hereof.

               2.1  Organization and Corporate Powers.
                    ---------------------------------

                    (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    (b) The Company has the right, power and authority to own its properties and assets, and to transact the business in which it is engaged.

                    (c) The Company has sufficient authorized but unissued shares of Company Common Stock to issue all the Shares to be purchased pursuant to Section 1(a).

               2.2  Authorization.
                    -------------

                    (a) The Company has the right, power and authority to execute, deliver and perform the terms and provisions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                    (b) The execution, delivery and performance by the Company of the terms and provisions of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of any agreement or instrument to which the Company is a party or by which it is bound, or to which any of its properties or assets is subject, or of any applicable law. The Company has duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the other agreements contemplated by this Agreement and the Merger Agreement to which it is a party. This Agreement constitutes, and the agreements contemplated hereby when executed and delivered by the Company, and, assuming the due execution by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                    (c) No consent, authorization or order of, or filing or registration with, any governmental authority or other person including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is required to be obtained or made by the Company for the execution, deliver and performance by the Company of this Agreement or any agreements contemplated by this Agreement or the Merger Agreement to which it is a party or the consummation of any of the transactions contemplated hereby or thereby except for those that will have been made or obtained on or prior to the Closing Date .

          2.3       Due Issuance.  When issued to the Purchasers at the Closing
                    ------------
Date, following receipt of the consideration required to be paid therefor by the Purchasers under the terms of this Agreement, such Shares will be duly authorized validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Immediately following the Closing, the capital stock of the Company will consist of 6,000,000 authorized shares of Company Common Stock, of which an aggregate of 5,925,926 shares will be issued and outstanding, all of which will be held by the Purchasers in the amounts set forth on the signature pages attached hereto.

          2.4       Absence of Business.  As of the date hereof and the Closing
                    -------------------
Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by the Merger Agreement and this Agreement and except for the Merger Agreement and this Agreement and any other agreements or arrangements contemplated by the Merger Agreement and this Agreement, the Company has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          3.   Representations and Warranties of the Purchasers.  In order to
               ------------------------------------------------
induce the Company to sell the Shares, each Purchaser, severally as to itself only and not jointly or as to any other Purchaser, hereby makes the following representations and warranties to the Company, which representations and warranties shall survive the execution hereof.

               3.1  Authorization.
                    -------------

                    (a) Such Purchaser has the right, power and authority to execute, deliver and perform the terms and provisions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Purchaser and no other proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                    (b) The execution, delivery and performance by such Purchaser of the terms and provisions of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of any agreement or instrument to which such Purchaser is a party or by which it is bound, or to which any of its properties or assets is subject, or of any applicable law. Such Purchaser has duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the other agreements contemplated by this Agreement and the Merger Agreement to which it is a party. This Agreement constitutes, and the agreements contemplated hereby when executed and delivered by such Purchaser, and, assuming the due execution by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                    (c) No consent, authorization or order of, or filing or registration with, any governmental authority or other person including, without limitation, the HSR Act, is required to be obtained or made by the Purchaser for the execution, deliver and
                                     -4-
performance by the Purchaser of this Agreement or any agreements contemplated by this Agreement or the Merger Agreement to which it is a party or the consummation of any of the transactions contemplated hereby or thereby except for those that will have been made or obtained on or prior to the Closing Date.

               3.2  Private Placement.
                    -----------------

                    (a) Each Holder represents and warrants to the Company, severally as to itself only and not jointly or as to any other Holder, that (i) all Shares pur chased or otherwise acquired by such Holder pursuant to this Agreement are being or will be acquired by such Holder for such Holder's own account for investment and not with a view to resale or distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), (ii) such Holder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act or a "qualified institutional buyer" as such term is defined in Rule 144A of the Act, (iii) such Holder's financial situation is such that such Holder can afford to bear the economic risk of holding the Shares for an indefinite period of time and suffer complete loss of its investment, (iv) such Holder's knowledge and experience in financial and business matters are such that such Holder is capable of evaluating the merits and risks of an investment in the Shares, and (v) such Holder will not sell or otherwise dispose of any Shares except in compliance with the Act, the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder and the terms of this Agreement, the Stockholders Agreement and the Proxy Agreement (each as defined below). By making payment for, or taking delivery of, any Shares, each Holder shall be deemed to have reaffirmed such representation at and as of the date of such payment or delivery.

                    (b) Each Holder acknowledges that such Holder will be unable to sell any Shares without either registration under the Act or the existence of an exemption from such registration requirement. Each Holder further acknowledges that the shares of LCA Common Stock into which the original shares will convert by virtue of the Merger, will by virtue of Rule 145 adopted by the Commission be subject to significant restrictions on resale so long as the Proxy Agreement remains in effect.

                    (c) Each Holder hereby agrees that each certificate issued to represent Shares acquired pursuant to this Agreement, or any certificate issued in exchange for any similarly legended certificate shall bear the following legend until such time as, in the opinion of counsel to the Company, the legend specified below is no longer required under the applicable requirements of the Act or applicable state securities or "blue sky" laws:

                         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          4.   Stockholders Agreement and Proxy.  Each Purchaser hereby agrees
               --------------------------------
to enter into a Stockholders Agreement, substantially in the form of Exhibit A attached hereto (the "Stockholders Agreement") at the Closing, each Purchaser agrees to enter into a Registration Rights Agreement substantially in the form of Exhibit B attached hereto (the "Registration Rights Agreement") at the Closing and each Purchaser (other than Apollo and its Related Persons) hereby agrees to enter into a Proxy and Voting Agreement, substantially in the form of Exhibit C attached hereto (the "Proxy Agreement") at the Closing. "Related Person" means, with respect to any person, (i) any affiliate of such person,
(ii) any investment manager, investment advisor or general partner of such person, and (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such person or a Related Person of such person.

          5.   HSR Act Filing.  The Company and each of the Stockholders shall
               --------------
use all reasonable efforts to make promptly any required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") which the Company and the Stockholders determine should be made with respect to the Issuance and the transactions contemplated by this Agreement.

          6.   Conditions.
               ----------

                    (a) The obligations of the Company to complete the Issuance of the Shares to be purchased by the Purchasers at the Closing Date pursuant hereto are subject to the satisfaction or waiver by Company on or prior to the Closing Date of the following conditions:

                        (i) the representations and warranties of the Purchasers set forth in Section 3 hereof shall be true and correct in all material respects on the Closing Date as though made on and as of such date;

                        (ii) the Purchasers shall have paid or tendered the purchase price for the Shares being purchased; and

                        (iii) the Purchasers shall have executed and delivered the Stockholders Agreement, the Proxy Agreement and the Registration Rights Agreement as applicable to them.

                    (b) The obligations of each Purchaser to complete its purchase of the Shares to be purchased by it hereunder are subject to the satisfaction or waiver by such Purchaser, on or prior to the Closing Date, of each of the following conditions :

                        (i) the representations and warranties of the Company set forth in Section 2 hereof shall be true and correct in all material respects on the Closing Date as though made on and as of such date;

                        (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

                        (iii) no amendment to or modification (including the waiver of any conditions thereto) of the Merger Agreement that would (i) materially adversely affect the economic or financial terms of a Purchaser's investment in Shares or (ii) require, as determined by the board of directors of either LCA or GranCare in good faith after consultation with and based upon the advice of counsel, that an amendment or supplement to the Proxy Statement (as defined in the Merger Agreement) be prepared, filed with the Securities and Exchange Commission and mailed to the stockholders of LCA and GranCare, shall have been effected without the written consent of such Purchaser; provided,
                                                                  --------
that, a Purchaser's failure to consent to any such amendment or modification within 24 hours of receipt of written notice thereof shall be deemed to be a termination by such Purchaser of its rights and obligations under this Agreement;

                        (iv) Paragon shall have executed and delivered the Stockholders Agreement and the Registration Rights Agreement;

                        (v) the waiting period applicable to the consummation of the Issuance under the HSR Act shall have expired or been terminated;

                        (vi) no federal, state, local or foreign statute, rule or regulation shall have been enacted, and no litigation, proceeding, government inquiry or investigation shall be pending which prohibits or seeks to prohibit, or materially restricts or delays, the consummation of the transactions contemplated by this Agreement or materially impairs the ability of a Purchaser to own an equity interest in the Company or Paragon; and

                        (vii) the Purchasers shall have received true, correct and complete copies of the resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated hereby.

          7.   Notices.  All notices or other communications under this
               -------
Agreement shall be given in writing and shall be deemed duly given and received on the fifth full business day following the day of the mailing thereof by registered or certified mail, return receipt requested, or when delivered personally as follows:

                    (a) if to the Company, at its principal offices at the time of the giving of such notice, or at such other place as the Company shall have designated by notice as herein provided to the Purchaser;

                    (b) if to the Purchasers, at the addresses of the Purchasers as they appear on the signature pages to this Agreement, or at such other place as the Purchasers shall have designated by notice as herein provided to the Company; and

                    (c) if to any other Holder, at such Holder's last address appearing in the Company's stock transfer records.

          8.        Specific Performance.  Due to the fact that the securities
                    --------------------
of the Company cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

          9.   Miscellaneous.
               -------------

                    (a) Each Purchaser confirms with each other Purchaser that each Purchaser has conducted its own due diligence in connection with its investment in the Shares and regarding LCA and GranCare, Inc. and the other Purchasers may therefore have information different from, or additional to, the information possessed by such Purchaser. In addition, although certain of the Purchasers (the "Supplying Purchasers") may have shared information received by them (including information contained in third party reports prepared for such Purchasers) with such Purchaser, no representation or warranty is being made with respect to such information by any Supplying Purchaser or any such third party.

                    (b) This Agreement may be modified or amended, and any provision hereof may be waived, by a written agreement signed by the Company and the Holders of a majority interest (on the basis of the number of Shares then owned or being purchased pursuant to this Agreement) of all of the Holders of Shares, which amendment, modification or waiver shall bind each Holder whether or not such Holder has agreed thereto; provided, however, that (i) no amendment,
                                       --------  -------
modification or waiver that would have a material adverse effect on the rights or obligations of the Other Purchasers shall be effective unless the Holders of a majority interest (on the basis of the number of Shares then owned or being purchased pursuant to this Agreement) of all of the Other Holders shall have consented in writing thereto, (ii) no amendment, modification or waiver that would have a material adverse effect on the rights or obligations of any Holder without similarly and proportionately (based on the respective number of Shares then owned or to be acquired by the Holders hereunder) affecting the rights and obligations of all Holders hereunder, or that would otherwise unfairly discriminate against any Holder, shall be effective as to such Holder unless such Holder shall have consented in writing thereto and (iii) the number of shares of Company Common Stock to be purchased by a Purchaser or the per share purchase price therefor shall not be modified without the prior written consent of such Purchaser. Any such modification, amendment, or waiver signed by, or binding upon, the Purchasers shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Holders hereunder) in respect of the Shares originally acquired by the

Purchasers. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                    (c) This Agreement shall terminate without any action by any of the parties hereto upon termination of the Merger Agreement by the Company. In addition, this Agreement may be terminated (i) by a Purchaser at any time after November 17, 1997, and (ii) by the Company with respect to a Purchaser if such Purchaser fails to consent in writing within 24 hours of the delivery of a written notice with respect to an amendment or modification of the Merger Agreement.

                    (d) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Purchasers and their respective successors and assigns; provided, however, that nothing contained herein shall be construed as permitting the Purchasers to transfer any Shares without complying with the applicable provisions of this Agreement, the Stockholders Agreement and the Proxy Agreement.

                    (e) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

                    (f) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

                    (g) Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

                    (h) This Agreement shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be construed and enforced in accordance with the internal laws of said state without regard to the principles of conflicts of law.

          10.  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have set their hands hereunto as of the day and year first above written.


APOLLO LCA ACQUISITION CORP.,
a Delaware corporation



By: /s/ Peter P. Copses
   --------------------
    Name:
    Title:

                                APOLLO PURCHASER


APOLLO INVESTMENT FUND III, L.P.

By:  Apollo Advisors II, L.P.
     Its General Partner

By:  Apollo Capital Management II, Inc.
     Its General Partner



By:    /s/ Peter P. Copses
      --------------------
      Name:
      Title:

4,366,790 shares of Company Common Stock

Address:  c/o Apollo Management, L.P.
          1999 Avenue of the Stars, Suite 1900
          Los Angeles, California 90067
          Attention: Peter P. Copses
          Telecopy No.: (310) 201-4166

                                APOLLO PURCHASER


APOLLO UK PARTNERS III, L.P.

By:  Apollo Advisors II, L.P.
     Its Managing General Partner


By:  Apollo Capital Management II, Inc.,
     Its General Partner



By:    /s/ Peter P. Copses
      --------------------
      Name:
      Title:

161,396 shares of Company Common Stock

Address:  c/o Apollo Management, L.P.
          1999 Avenue of the Stars, Suite 1900
          Los Angeles, California 90067
          Attention: Peter P. Copses
          Telecopy No.: (310) 201-4166

                                APOLLO PURCHASER


APOLLO OVERSEAS PARTNERS III, L.P.

By:  Apollo Advisors II, L.P.,
     Its Managing General Partner

By:  Apollo Capital Management II, Inc.,
     Its General Partner



By:    /s/ Peter P. Copses
      --------------------
     Name:
     Title:

261,011 shares of Company Common Stock

Address:  c/o Apollo Management, L.P.
          1999 Avenue of the Stars, Suite 1900
          Los Angeles, California 90067
          Attention: Peter P. Copses
          Telecopy No.: (310) 201-4166

CHASE EQUITY ASSOCIATES, L.P.


By:  Chase Capital Partners
     Its General Partner



By:  /s/ Brian J. Richmand
     ---------------------
     Partner

666,667 shares of Company Common Stock

Address:  380 Madison Avenue
          12th Floor
          New York, New York 10017
          Attention: Christopher C. Behrens
          Telecopy No.: (212) 622-3101

          with a copy of notices and other communications to:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza
          New York, New York 10112
          Attention: Michael F. Killea, Esq.
          Telecopy No.: (212) 408-2420

HEALTHCARE EQUITY PARTNERS, L.P.

By:  Beecken, Petty & Company, L.L.C.
     Its General Partner



By:  /s/ Gregory A. Moerschel
     ------------------------
     Gregory A. Moerschel
     Managing Director

60,864 shares of Company Common Stock

Address:  c/o Beecken, Petty & Company, L.L.C.
          901 Warrenville Road, Suite 205
          Lisle, Illinois 60532
          Attention: David K. Beecken
          Telecopy No.:  (630) 435-0370

HEALTHCARE EQUITY QP PARTNERS, L.P.

By:  Beecken, Petty & Company, L.L.C.

     Its General Partner



By:  /s/ Gregory A. Moerschel
     -----------------------
     Gregory A. Moerschel
     Managing Director

186,050 shares of Company Common Stock

Address:  c/o Beecken, Petty & Company, L.L.C.
          901 Warrenville Road, Suite 205
          Lisle, Illinois 60532
          Attention: David K. Beecken
          Telecopy No.:  (630) 435-0370

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

DRAX HOLDINGS L.P.

By:  Inman Corporation
     Its: General Partner



 By: /s/ Burton W. Kanter
     --------------------
     Burton W. Kanter, President

25,000 shares of Company Common Stock

Address:  _______________________________________
          _______________________________________
          _______________________________________
          Attention: _________________________
          Telecopy No.: ___________________

 WALNUT GROWTH PARTNERS LIMITED PARTNERSHIP


By:  Walnut GP, L.L.C.
     Its: General Partner



By:  /s/ Michael Faber
     -----------------
     Michael Faber, its Managing Member

24,691 shares of Company Common Stock

Address:   Suite 700
           1227 25th Street, NW
           Washington, DC 20037
           Attention: Michael Faber
           Telecopy No.: 202-246-2882

KEY CAPITAL CORPORATION

By:  /s/ Stephen R. Haynes, V.P.
     ---------------------------
      Stephen R. Haynes, Vice President


92,593 shares of Company Common Stock

Address:  127 Public Square, 6th Floor
          Cleveland, OH 44114
          Attention: Stephen R. Haynes
          Telecopy No.:  (216) 689-3204

KEY EQUITY PARTNERS 97

By:  /s/ Stephen R. Haynes G.P.
     --------------------------
      Stephen R. Haynes
      Its: General Partner


30,864 shares of Company Common Stock

Address:  127 Public Square, 6th Floor
          Cleveland, OH 44114
          Attention: Stephen R. Haynes
          Telecopy No.:  (216) 689-3204

       /s/ Keith B. Pitts
       ------------------
          Keith B. Pitts

50,000 shares of Company Common Stock

Address:  c/o GranCare, Inc.
          1 Ravinia Drive, Suite 1500
          Atlanta, GA 30346
          Attention: Keith B. Pitts
          Telecopy No.: 770-379-0753

                                     -23-